Exhibit 5.1

October 27, 2021

Liberty Oilfield Services Inc.

950 17th Street, Suite 2400

Denver, Colorado 80202

Ladies and Gentlemen:

We are acting as counsel to Liberty Oilfield Services Inc., a Delaware corporation (the “Company”), in connection with the offering of 3,405,526 shares of the Company’s Class A common stock, par value $0.01 per share (the “Shares”), and up to 2,439,829 shares of the Company’s Class A common stock (the “Conversion Shares”) issuable upon redemption or conversion of units in Liberty Oilfield Services New HoldCo LLC, a direct subsidiary of the Company (the “Liberty LLC Units”), to be sold by the selling stockholders as described in the Prospectus (as defined below), pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-232580) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated October 27, 2021, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”) and together with the Base Prospectus, the “Prospectus”). The Registration Statement was filed with the Commission and became automatically effective on July 8, 2019.

The Conversion Shares to be sold, if at all, by the selling stockholders will be issued to the selling stockholders in exchange for an equivalent number of the selling stockholder’s units representing membership interests in Liberty LLC (and a corresponding number of shares of Class B common stock of the Company) prior to their sale in this offering, pursuant to the terms of the Second Amended and Restated Limited Liability Company Agreement of Liberty LLC, dated January 17, 2018, which such selling stockholders joined pursuant to that certain joinder dated October 26, 2021.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in relation to the registration of the Shares and the Conversion Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

The opinions hereinafter expressed are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination; (ii) limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any securities, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and (iii) our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Haynes and Boone, LLP

Attorneys and Counselors

1050 17th Street, Suite 1800

Denver, Colorado 80265

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

(i) the Shares are validly issued, fully paid and non-assessable; and

(ii) the Conversion Shares have been duly authorized by all necessary corporate action of the Company and reserved for issuance upon redemption or conversion of the Liberty LLC Units and, upon issuance upon redemption or conversion of the Liberty LLC Units in accordance with the terms of the Liberty LLC Units, will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the Prospectus Supplement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of the Prospectus Supplement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about October 27, 2021, which will be incorporated by reference in the Registration Statement, and to reference to us under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

HAYNES AND BOONE, LLP